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                                                                    EXHIBIT 23.3

                           DeGolyer and MacNaughton
                       4925 Greenville Avenue, Suite 400
                               One Energy Square
                              Dallas, Texas 75206


                                 March 5, 2001



Vintage Petroleum, Inc.
110 W. 7/th/ Street
Tulsa, Oklahoma 74119

Gentlemen:

          We hereby consent to the references to our firm and to our reserves estimates for the year ended December 31, 2000, as set forth in the Annual Report on Form 10-K (the Annual Report) of Vintage Petroleum, Inc. (the Company). Our estimates of the oil, condensate, and natural gas reserves of certain properties owned by the Company are contained in our report entitled "Appraisal Report, as of December 31, 2000, on Reserves of Certain Properties in Bolivia Operated by Vintage Petroleum, Inc." References to us and our estimates are included in the "Oil and Gas Properties" section on page 10, the "Reserves" section on page 14, and "Notes to Consolidated Financial Statements" on page 64. However, we are necessarily unable to verify (i) the accuracy of future net revenues and discounted present value of future net revenues contained in the Annual Report because our estimates of future net revenues and discounted present worth of future net revenues have been combined with estimates prepared by other petroleum consultants and (ii) the accuracy of reserves estimates and the basis for changes to reserves estimates prior to December 31, 2000. Additionally, we hereby consent to the incorporation by reference in the Company's Registration Statements Nos. 33-37505, 333-88297, and 333-53652 on Form S-8 and No. 333-77619 on Form S-3 of such references made in the Annual Report.

                                    Very truly yours


                                    DeGOLYER and MacNAUGHTON